Exhibit 99.1

ANACOR PHARMACEUTICALS ANNOUNCES THAT GSK HAS DISCONTINUED CLINICAL DEVELOPMENT OF GSK2251052

Palo Alto, CA – October 5, 2012 – Anacor Pharmaceuticals (NASDAQ:ANAC) announced today that its collaboration partner GlaxoSmithKline (GSK) has discontinued clinical development of GSK2251052.  As previously disclosed, GSK halted the most recent clinical trials of GSK2251052 due to the identification of microbiological findings of resistance in a small number of patients in the Phase 2b trial for the treatment of complicated urinary tract infections (cUTI).  Since then, GSK has conducted additional pre-clinical research and, after assessing various options, has elected to discontinue further development of GSK2251052 and return all rights to GSK2251052 to Anacor.  Anacor and GSK are currently working together to transition GSK2251052 back to Anacor.

Anacor licensed GSK2251052 to GSK in July 2010 under the companies’ ongoing research and development collaboration.  GSK is continuing to fund Anacor’s research activities in tuberculosis as announced in September 2011 under the companies’ amended R&D collaboration.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered six compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds - tavaborole, a topical antifungal for the treatment of onychomycosis and AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered two other clinical product candidates, AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively.  The Company has also discovered two compounds that it has out-licensed for further development - AN8194, which is licensed to Eli Lilly and Company for an animal health indication and AN5568, which is licensed to the Drugs for Neglected Diseases initiative for sleeping sickness.  In addition, Anacor has a research and development agreement with Medicis Pharmaceuticals to discover and develop boron-based small molecule compounds directed against a target for the potential treatment of acne. For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release may contain forward-looking statements that relate to future events including the potential future development or licensing of GSK2251052 once returned to Anacor. These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual events to differ materially from those expressed or implied by these forward-looking statements. These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:
DeDe Sheel

Investor Relations and Corporate Communications

650.543.7575

dsheel@anacor.com